Exhibit 3.24

BY-LAWS

OF

“COASTAL EMS, INC.”

ARTICLE ONE

CAPITAL STOCK

1.1 Share certificates shall be numbered in the order in which they are issued. They shall be signed by the President and Secretary and the seal of the corporation shall be affixed thereto. Share certificates shall be kept in a book and shall be issued in consecutive order therefrom. The name of the person owning the shares, the number of shares, and the date of issue shall be entered on the stub of each certificate. Share certificates exchanged or returned shall be cancelled by the Secretary and placed in their original place in the stock book.

1.2 Transfers of shares shall be made on the stock books of the corporation by the holder in person or by power of attorney, on surrender of the old certificate for such shares, duly assigned.

1.3 The holders of the common stock shall be entitled to one vote for each share of stock standing in their name.

ARTICLE TWO

SHAREHOLDER’S MEETING

2.1 The annual meeting of shareholders of the corporation shall be on the 1st day of January of each year, or, if said day be a legal holiday, then on the next succeeding day not a holiday.

2.2 Annual or special meetings of shareholders may be held within or without the State of Georgia at such place and time as may from time to time be fixed by the Board of Directors or as may be specified in the notice of said meetings.

2.3 Special meetings of the shareholders may be called at any time by the President or any holder or holders of as much as one-third of the outstanding capital stock of the corporation upon not less than ten nor more than fifty days’ notice, either mailed to the last known address or personally given to each shareholder. Notice of a special meeting may be waived by instrument in writing executed before or after the meeting. Attendance at such meeting in person or by proxy shall constitute a waiver of notice hereof.

2.4 Notice of any special meeting of shareholders shall state the purpose or purposes for which the meeting is called.

2.5 At all meetings of shareholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of the holders of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day, and shall announce the time and place to which the meeting is adjourned if they do so adjourn the meeting.

2.6 Any action to be taken at a meeting of the shareholders of the corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE THREE

DIRECTORS

3.1 Subject to these By-laws, or any lawful agreement between the shareholders, the full and entire management of the affairs and business of the corporation shall be vested in the Board of Directors, which shall have and may exercise all of the powers that may be exercised or performed by the corporation.

3.2 The Board of Directors shall consist of one member who shall be elected at an annual meeting of the shareholders and serve for a term of one year and until his/her successor is elected. A majority of said Directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.

3.3 The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant.

3.4 The Directors shall meet annually, without notice, at the same place as and following the annual meeting of the shareholders. Special meetings of the Directors may be called at any time by the President or by any two Directors, on two days’ notice, which notice shall specify the time and place of the meeting. Notice of any such meeting may be waived by instrument in writing executed before or after the meeting. Attendance in person at such meeting shall constitute a waiver of notice thereof.

3.5 Any action to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Directors.

3.6 Any Director may be removed from office, with or without cause, upon the majority vote of the shareholders, at a meeting with respect to which notice of such purpose is given.

ARTICLE FOUR

OFFICERS

4.1 The President shall be the chief executive officer of the corporation and shall have general and active management of the corporation. He shall be responsible for the administration of the corporation, including general supervision of the policies of the corporation, general and active management of the financial affairs of the corporation, and shall execute bonds, mortgages or other contracts under the seal of the corporation.

4.2 The Secretary shall keep minutes of all meetings of the shareholders and directors and have charge of the minute books, stock books and seal of the corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

4.3 The Treasurer shall be charged with the management of the financial affairs of the corporation and shall have the power to recommend action concerning the corporation’s affairs to the President.

4.4 Assistants to the Secretary and the Treasurer may be appointed by the President and shall have such duties as shall be delegated to them by the President or the Board of Directors.

4.5 The corporation may have one or more Vice Presidents, elected by the Board of Directors, who shall perform such duties as may be delegated to them by the President or the Board of Directors.

4.6 Any payments made to an officer of the corporation such as a salary, commission, bonus, interest, or rent, or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service shall be reimbursed by such officer to the corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

ARTICLE FIVE

SEAL

5.1 The seal of the corporation shall be in such form as the Board of Directors may from time to time determine. In the event it is inconvenient to use such a seal at any time, the signature of the company followed by the word “Seal” enclosed in parentheses or scroll, shall be deemed the seal of the corporation. The seal shall be in the custody of the Secretary and affixed by him or by his assistants on the certificates of stock and other appropriate papers.

ARTICLE SIX

OFFICES

6.1 The address of the registered office of the corporation is 3105 Norwich Street, Brunswick, Georgia, 31520, the registered agent at this address is Mickey Reeves.

6.2 The corporation may have other offices at such place or places (within or without the State of Georgia) as the Board of Directors may from time to time designate or the business of the corporation may require or make desirable.

ARTICLE SEVEN

AMENDMENT

These By-Laws may be amended by majority vote of the Board of Directors of the corporation or by majority vote of the shareholders, provided, that the shareholders may provide by resolution that any By-Law provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors.

The foregoing By-Laws adopted by the initial Board of Directors as the By-Laws of “COASTAL EMS, INC.” on the 9th day of August, 1996.

MICKEY REEVES, DIRECTOR

SUE REEVES, DIRECTOR

AMENDMENT TO THE

BYLAWS

OF

COASTAL EMS, INC.

The following amendment to the Bylaws was duly adopted by the Board of Directors of the Corporation as of November 3, 1998:

1.	Section 2.1 of Article Two of the Bylaws of the Corporation is hereby amended in its entirety to read as follows:

“2.1 The annual meeting of shareholders of the corporation shall be on the 1st day of April of each year, or, if said day be a legal holiday, then on the next succeeding day not a holiday.”

2.	Section 3.2 of Article Three of the Bylaws of the Corporation is hereby amended in its entirety to read as follows:

“3.2 The Board of Directors shall consist of such number of directors, not fewer than one (1) nor more than fifteen (15), as may be determined from time to time by the shareholders or the board of directors, who shall be elected at an annual meeting of the shareholders and serve for a term of one year and until his/her successor is elected. A majority of said Directors shall constitute a quorum for the transaction of business. All resolutions adopted and business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.”

3.	Section 4.4 of Article Four of the Bylaws of the Corporation is hereby amended in it entirety to read as follows:

“4.4 Assistants to the Secretary and the Treasurer may be elected by the Board of Directors and shall have such duties as shall be delegated to them by the President or the Board of Directors.”

4.	Article Eight of the Bylaws of the Corporation is hereby added to read as follows:

“ARTICLE EIGHT

INDEMNIFICATION

8.1 The personal liability of any director of the Corporation to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director is hereby eliminated to the fullest extent allowed by law.

8.2 The Corporation shall indemnify, and advance expenses to, to the fullest extent allowed by the Georgia Business Corporation Code, any person who incurs liability or expense by reason of such person acting as a director of the Corporation. This indemnification with respect to directors shall be mandatory, subject to the requirements of the Georgia Business Corporation Code, in all circumstances in which indemnification is permitted by the Georgia Business Corporation Code. In addition, the Corporation may, in its sole discretion, indemnify , and advance expenses to, to the fullest extent allowed by the Georgia Business Corporation Code, any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Corporation, except where indemnification is mandatory pursuant to the Georgia Business Corporation Code, in which case the Corporation shall indemnify to the fullest extent required by the Georgia Business Corporation Code.”